UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PG&E Corporation

(Name of the Registrant as Specified in its Charter)

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.

BLUEMOUNTAIN FOINAVEN MASTER FUND L.P.

BLUEMOUNTAIN FOINAVEN GP, LLC

BLUEMOUNTAIN LOGAN OPPORTUNITIES MASTER FUND L.P.

BLUEMOUNTAIN SUMMIT TRADING L.P.

BLUEMOUNTAIN SUMMIT OPPORTUNITIES GP II, LLC

BLUEMOUNTAIN FURSAN FUND L.P.

BLUEMOUNTAIN KICKING HORSE FUND L.P.

BLUEMOUNTAIN KICKING HORSE FUND GP, LLC

BLUEMOUNTAIN GP HOLDINGS, LLC

ANDREW FELDSTEIN

MICHAEL LIBERMAN

STEPHEN SIDEROW

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On January 17, 2019, BlueMountain Capital Management, LLC (“BlueMountain”) sent a letter (the “Letter”) to the Board of Directors of PG&E Corporation (the “Company”). A copy of the full text of the Letter is included below. BlueMountain expects it may share the Letter, and the information contained therein, with certain shareholders of the Company in connection with BlueMountain’s nomination of a full slate of directors to replace the Company’s current Board of Directors and solicitation of shareholders in support thereof.

280 Park Avenue

12th Floor

New York, NY 10017

T. 212 905 3900

F. 212 905 3901

January 17, 2019

The Board of Directors (the “Board”) of PG&E Corporation (“PG&E” or the “Company”)

The Board of Directors (the “Utility Board”) of Pacific Gas and Electric Company (“Utility”)

77 Beale Street

P.O. Box 770000

San Francisco, California 94177

Dear Members of the Board:

We are writing to you on behalf of BlueMountain Capital Management, LLC (collectively, “we” or “us”). As a PG&E shareholder, we write to challenge the Board’s plan for a damaging, avoidable, and unnecessary bankruptcy. There is overwhelming evidence that PG&E is solvent. We simply cannot recall a situation where such a valuable company filed for bankruptcy with such blatant questions about the necessity of doing so.

We are aware (based on your Form 8-K filed January 14, 2019 (the “8-K”)) that the Board and the Utility Board have determined that a Chapter 11 filing “is appropriate, necessary and in the best interests of all stakeholders” – the fiduciary standard commonly ascribed to insolvent corporations. However, because PG&E is solvent, the Board continues to have a duty to act in the best interests of the Company and its shareholders, and not in the best interests of “all stakeholders.”

A Chapter 11 filing while PG&E is solvent is an utter abdication of this duty. It may appear easier for Board members to file for Chapter 11 – shifting the burden of dealing with the myriad issues that will face the Board and placing it squarely on the shoulders of the Bankruptcy Court and the companies’ advisors – but it will destroy value for the Company and in particular its shareholders – the only groups to which you owe a duty.

Before improper and damaging leaks of confidential boardroom information, every Wall Street analyst found PG&E to have a large capital cushion, and both major ratings agencies found PG&E’s credit to be investment-grade. Furthermore, we believe that the inflated and premature estimates of contingent liabilities – with no mention of contingent regulatory recovery or tax assets – used to justify the Chapter 11 filing are at best inappropriate, and a further abdication of your fiduciary responsibilities.

A bankruptcy is not only damaging to the shareholders, it also harms the Company. It risks depressed asset sales, increased cost of near-term and emergence financing, and losing access to attractive securitization financing available under California Senate Bill 901 (“SB901”). Indeed, the leaks have already damaged goodwill with regulators and the public, at a time when PG&E needs it most. One legislator called the 8-K “deeply concerning news” and ceased work on potentially beneficial legislation.1

As a result, we implore the Board to undertake a solvency analysis immediately based on the parameters set forth in Exhibit A to this letter.

We hold the Company’s advisors in high regard from their prior work successfully advising corporations with more credible solvency questions than PG&E in ways to preserve shareholder value. We expect them to bring this expertise to bear as comprehensively, reasonably, and impartially as possible. However, we do believe that – with potentially extraordinary professional fees at stake – the advisors have at least the appearance of a financial conflict, and therefore we believe the Board must obtain second opinions from advisory firms that would not be hired in any capacity following a potential bankruptcy filing.2

In the event of a bankruptcy filing, the Board should expect that shareholders may use estate assets to vigorously investigate breaches of fiduciary duty, breaches of confidentiality, conflicts of interest, and other causes of action. Shareholders have ample tools to pursue these actions in bankruptcy, including the official committee of equity holders, ongoing shareholder rights under the bylaws, and the appointment of a Chapter 11 examiner. Discovery can extend even to privileged material at shareholders’ direction, and therefore we request that all documents be preserved.

The Board should instead pursue ordinary-course financing and re-undertake its solvency analysis. As the Company admits in the 8-K, “PG&E could extend its liquidity for an extended period of time” by utilizing available financing. We discuss this further in Exhibit B. Until there is more clarity, it is the Board’s duty to manage through these hard times, not capitulate.

There is no urgency to an imminent filing. The Company has ample liquidity to operate its business; the amount of liabilities remains uncertain and contestable; there are meaningful probabilities of offsets from settlements and cost recovery; and any potential liabilities are payable in the future. Hence, at the very least, the Board should wait to take its case to shareholders at the upcoming annual meeting.

We understand the emotional stress and personal time constraints that may have contributed to the Board’s actions. It is not lost on us that the Board’s recent actions come as it searches for new members. Nevertheless, a bankruptcy filing which violates fiduciary duties is not the solution. The Board should carry out its fiduciary duties, select successors who will, or allow shareholders to choose new directors who will honor their fiduciary duty.

We trust you will all make the right decision.

Sincerely,

BlueMountain Capital Management, LLC

1 https://www.washingtonpost.com/technology/2019/01/14/pge-file-bankruptcy-following-devastating-california-wildfires/ https://www.sfchronicle.com/politics/article/California-lawmakers-in-no-hurry-to-help-out-PG-E-13533478.php

2 California law requires that directors undertake “reasonable inquiry” into the advice of external advisors. Directors may not proceed to rely on advisors when in possession of “knowledge that would cause such reliance to be unwarranted” (Cal. Corp. Code § 309(a)).

Exhibit A. Solvency Analysis

The Board must exercise their reasonable inquiry duties and immediately undertake a reasonable and unconflicted solvency analysis.

To be proper, we believe this requires the retention of disinterested advisors who would not stand to benefit financially if PG&E were to file for bankruptcy.

The evidence for PG&E’s solvency is overwhelming. As of December 31, 2018 – nearly two months after the Camp Fire – 18 separate Wall Street analysts found PG&E solvent, with a consensus equity valuation of $20 billion. Moody’s, S&P, and Fitch all affirmed investment grade ratings.

It is insufficient to merely say “such liability could exceed $30 billion” and conclude that PG&E – whose market capitalization exceeded $35 billion before the wildfires, is therefore insolvent. Courts have held – and good business judgement dictates – that a more nuanced analysis is required.3

When reasonable and informed estimates are incorporated for settlements, causation, cost recovery, tax assets, insurance assets, and return increases, the Board will no doubt realize that PG&E is comfortably solvent, with expected net cash payments for wildfire liability only in the single-digit billions of dollars. These future cash payments can be offset by just a few years of retained earnings while operating in the ordinary course.

PG&E’s wildfire liabilities are contingent and cash outflows would not begin for years

A correct solvency and liquidity analysis must consider the timing of potential judgements.

There has not been a single judgement entered against PG&E or the Utility in relation to the 2017 or 2018 wildfires. Therefore, the liabilities are contingent and uncertain. Indeed, it could take up to a decade for this litigation to be resolved and exact judgements to be known.

To illustrate, litigation relating to the 2017 wildfires is still in the pre-trial phase and will not begin to be tried until two years after the event. There will be full trials to determine the causes of over a dozen wildfires, each such trial involving dozens of witnesses, experts, and pieces of evidence. Only then can the damages related to each of several thousand structures be determined, one structure at a time.

In the interim, PG&E can continue to operate profitably and build up its asset base to pay potential claims.

The solvency analysis must consider the impact of settlements

A correct solvency analysis must consider the ability to settle claims. The available evidence shows that these claims can be settled at 35-57.5% of face value.

The basis for such settlements include the time value of money, legal costs, uncertainty on causation, and the uncertainty of recovering non-property claims and reconstruction value under inverse condemnation. Moreover, there are numerous historical precedents for such settlements.

After the 2007 Witch Fire, San Diego Gas and Electric (“SDG&E”) reached a settlement where “SDG&E has paid or will pay 57.5 percent of the approximately $1.6 billion paid or reserved for payment by the insurers to their policyholders.”

After the 2017 wildfires, it was reported that an insurance company sold its subrogation rights for 35% of face value.4

3 In Re Xonics Photochemical, Inc., 841 F.2d 198 (7th Cir. 1988). In Re Imagine Fulfillment Services, LLC, 489 BR 136 (Bkrtcy.C.D.Cal. 2013).

4 https://www.bloomberg.com/news/articles/2019-01-14/baupost-is-said-to-buy-1-billion-in-insurance-claims-on-pg-e. This news was publicly reported only days ago, and the Company’s auditors should be made aware of its implications.

This is a good indication of where subrogation parties may be willing to settle.

The solvency analysis must consider the uncertain causation of the Tubbs Fire

PG&E has stated that “[b]ased on the evidence that PG&E has reviewed to date, we believe that customer-owned equipment may have been the cause of the Tubbs fire.”5

In fact, PG&E has filed pleadings before the Superior Court of California - County of San Francisco and the U.S. District Court for the Northern District of California in furtherance of this theory. Counsel for PG&E stated that the evidence points to “private electrical facilities that were replaced by unlicensed third parties without permit or inspection as the cause of the Tubbs Fire.”6

We hope the Board has taken a consistent view in its solvency analysis. In the future, the Board may be judicially estopped from testifying that it believed – for purposes of its solvency analysis – that PG&E was the cause of the Tubbs Fire.

The solvency analysis must consider regulatory assets

A correct solvency analysis must include contingent regulatory assets for future cost recovery.

Under relevant California law, utilities are able to recover extraordinary wildfire-related costs from ratepayers provided they meet the “prudent manager” standard.

Following the 2003 wildfires, both Southern California Edison and SDG&E were able to recover certain wildfire-related costs.

We are aware that, in 2017, the California Public Utilities Commission (the “CPUC”) found that SDG&E was unable to recover $379 million related to the Witch, Guejito, and Rice wildfires. The CPUC held that SDG&E failed to meet the “prudent manager” standard by its failure to follow de-energization, telecommunications clearance, and vegetation management rules.

This precedent does not mean the PG&E is ineligible for cost recovery on the 2017 and 2018 wildfires. It means that PG&E is only ineligible to recover costs where the facts demonstrate it was not a “prudent manager.” At this point it has not been adjudicated which – if any – of the 2017 and 2018 wildfires have fact patterns where PG&E failed to meet the “prudent manager” standard.

The available evidence shows that a “broken C-hook” on a PG&E transmission line may have been the cause of the Camp Fire. PG&E would likely satisfy the “prudent manager” standard if this device failed due to a manufacturing defect by a supplier. It would also have a strong case if the device failed due to metal fatigue, which cannot be identified by the industry-standard aerial and ground patrols that PG&E said it performed.

SB901, signed into law on September 21, 2018, further extends PG&E’s ability to pursue cost recovery for a portion of the 2017 wildfire costs through the issuance of securitization bonds.

The Company’s 8-K notes that it does not expect this securitization to occur “on an expedited or emergency basis.” This timing-related observation has limited bearing on a solvency analysis. If some amount of securitization is probable, then PG&E’s solvency analysis must reflect a corresponding regulatory asset.

The solvency analysis must consider tax assets

A correct solvency analysis must include the contingent tax asset created by wildfire contingent liabilities.

PG&E will be able to defer future tax payments under Federal and California law by utilizing the net operating losses created by settlements or judgments paid in connection with the wildfires.

5 https://www.pressdemocrat.com/news/9127264-181/pge-is-building-its-case

6 Joint Case Management Conference Statement, California North Bay Fire Cases, JCCP No. 4955 (Superior Court of the State of California, County of San Francisco).

The solvency analysis must consider insurance assets

A correct solvency analysis must include the value of insurance contracts.

PG&E notes that it has $2.24 billion of insurance coverage for wildfires during the 2017 and 2018.

The solvency analysis must consider rate of return increases

A correct solvency analysis must consider the likelihood that PG&E succeeds in increasing its rate of return under relevant proceedings. This is directly tied to the wildfire issue.

The CPUC has held that utilities are entitled to earn a rate similar to those of “business undertakings attended by corresponding risks and uncertainties.”7

As the risks and uncertainties of wildfire liability have increased due to climate change and poor forest health, PG&E has begun to seek higher rates of return.

On October 1, 2018, PG&E filed its TO20 rate case with the Federal Energy Regulatory Commission, requesting an increase in its equity rate-of-return from 10.75% to 12.50%, and by April 20, 2019, PG&E must file its petition with the CPUC for a similar proceeding.

The solvency analysis must factor in the value created by PG&E potentially succeeding in these proceedings.

7 Public Utilities Commission of the State of California, Decision on Base Year 2010 Cost of Capital and Subsequent Years' Adjustment Mechanism for Great Oaks Water Company, (Dec. 16, 2010), http://docs.cpuc.ca.gov/published/Final_decision/128615-05.htm (citing Bluefield Water Works & Improvement Company v. Public Service Commission of the State of Virginia, 262 U.S. 679 (1923)).

Exhibit B. Liquidity Analysis

PG&E and the Utility must use the capital markets alternatives available to them to bolster its liquidity.

The Company’s access to liquidity is undisputed

The Company does not dispute that it has access to adequate liquidity. Indeed, the Company’s 8-K notes that “PG&E could extend its liquidity for an extended period of time by using its assets to secure the issuance of additional capital or by accessing such forms of alternative capital.”

The same statement notes that PG&E has $1.5 billion in consolidated cash, even after facing contracted trade and collateral terms.

The wildfire liabilities are not immediately payable

As discussed, there has not been a single judgement entered against PG&E for the 2017 or 2018 wildfires. The litigation is only in pre-trial phase. Material cash payments on account of judgements are not expected to commence for a year or longer. Therefore, the wildfires have limited bearing on the near-term liquidity analysis.

The Board must pursue secured debt if needed

The Utility has an entirely unsecured capital structure and extensive ability to raise secured debt. As a former investment grade issuer, the Utility benefits from relatively permissive debt indentures.

The Board, acting as fiduciaries of the Company and its shareholders, should direct disinterested advisors to study ways to maximize secured debt capacity under these indentures.

Counsel should study the drafting of the bonds’ “equal and ratable” language. Among other topics, they should provide opinions on:

–	The correct period of financial statements to use when calculating “Net Tangible Assets” upon the incurrence of secured debt.
–	The exceptions to “Principal Property” and the ability to grant liens on such excepted property.

Finally, the Company should consider securing all of its debt to comply with the “equal and ratable” language if necessary to maintain its liquidity and access to financing.

The Board must pursue asset sales or alternative financing if needed

If the Board finds that secured debt is insufficient to service liquidity needs, it must exhaust all avenues to pursue asset sales or alternative financing.

Asset sales may include sales of the corporate headquarters, other real estate, or entire business segments.

These sales can occur in ordinary course and would achieve greater valuations than sales in bankruptcy, which subject potential buyers to greater public scrutiny.

Alternative financings might include preferred stock, holding company debt, or asset-level financings.

________________________________________

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

In connection with their intended proxy solicitation, BlueMountain Capital Management, LLC and its affiliates (“BlueMountain”), together with the other participants named below, intend to file a proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to solicit shareholders in connection with the 2019 annual meeting of shareholders of PG&E Corporation (the “Company”).

BLUEMOUNTAIN STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV [sec.gov]. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons may be deemed to be participants in any such proxy solicitation: Blue Mountain Credit Alternatives Master Fund L.P. (“BMCA”), BlueMountain Foinaven Master Fund L.P. (“BMF”), BlueMountain Foinaven GP, LLC (“BMF GP”), BlueMountain Logan Opportunities Master Fund L.P. (“BMLO”), BlueMountain Summit Trading L.P. (“BMST”), BlueMountain Summit Opportunities GP II, LLC (“BMST GP”), BlueMountain Fursan Fund L.P. (“BMFF”), BlueMountain Kicking Horse Fund L.P. (“BMKH”, and together with BMCA, BMF, BMLO, BMST and BMFF, the “BlueMountain Funds”), BlueMountain Kicking Horse Fund GP, LLC (“BMKH GP”), BlueMountain GP Holdings, LLC (“GP Holdings”), BlueMountain Capital Management, LLC (“BMCM”), Andrew Feldstein, the Chief Executive Officer and Chief Investment Officer of BMCM, Michael Liberman, the Co-President and Chief Operating Officer of BMCM, Stephen Siderow, the Co-President of BMCM, and the nominees for election as directors of the Company. Certain of these persons hold direct or indirect interests in securities of the Company as follows: BMCA holds 4,714,216 shares of common stock of the Company; BMF is the holder and beneficial owner of 1,502,845 shares of common stock of the Company and options to purchase 301,600 shares of common stock of the Company; BMF GP, the general partner of BMF, may be deemed to beneficially own the securities of the Company beneficially owned by BMF; BMLO holds 1,068,291 shares of common stock of the Company and options to purchase 199,200 shares of common stock of the Company; BMST is the holder and beneficial owner of 1,702,892 shares of common stock of the Company, options to purchase 959,800 shares of common stock of the Company, and cash-settled total return swaps referencing 3,099,578 shares of common stock of the Company; BMST GP, the general partner of BMST, may be deemed to beneficially own the securities of the Company beneficially owned by BMST; BMFF is the holder of 1,643,498 shares of common stock of the Company and options to purchase 212,500 shares of common stock of the Company; BMKH is the holder and beneficial owner of 654,133 shares of common stock of the Company and options to purchase 223,900 shares of common stock of the Company; BMKH GP, the general partner of BMKH, may be deemed to beneficially own the securities of the Company beneficially owned by BMKH; GP Holdings, the sole owner of BMF GP, BMST GP and BMKH GP, may be deemed to beneficially own the securities of the Company beneficially owned by BMF, BMST and BMKH; and BMCM, the investment manager to each of the BlueMountain Funds, is the beneficial owner of the securities of the Company held by each of the BlueMountain Funds.